FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS

2011 FOURTH QUARTER AND FULL YEAR RESULTS

HOUSTON, TX – March 14, 2012 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced results for the fourth quarter and year ended December 31, 2011.  Results for these periods reflect:

•	A pre-tax net charge of $5.9 million, or $0.26 per fully diluted share, due to revisions to previous estimates of revenues and costs for a number of construction projects.

•
A $67.0 million charge related to the impairment of goodwill.  The impairment increased the net loss attributable to Sterling common stockholders for the fourth quarter by $41.8 million (net of the related tax benefits and reduced by the amount attributable to noncontrolling interest owners) or $2.55 per diluted share.

$ in millions (except per share data)	3 Months Ended 12/31/11** 12/31/10		% Change *	Year Ended 12/31/11** 12/31/10		% Change*
Revenues	$ 114.0	$ 138.0	(17.4)	$ 501.2	$ 459.9	9.0
Gross profit	$ 3.9	$ 28.8	(86.5)	$ 39.8	$ 62.7	(36.5)
Gross margin	3.4%	20.8%	(83.7)	8.0%	13.6%	(41.2)
Operating income (loss)	$ (69.0)	$ 19.5	***	$ (52.2)	$ 35.9	***
Net income (loss) attributable to common stockholders	$ (43.6)	$ 9.4	***	$ (35.9)	$ 19.1	***
Diluted net income (loss) per share attributable to common stockholders	$ (2.72)	$ 0.54	***	$ (2.24)	$ 1.13	***

* The percentages and amounts shown for changes between periods in the table above and in the discussions below are based on the amounts reported in the Form 10-K and may differ from the amounts which would have been calculated from the table above as a result of rounding.
** The consolidated results for 2011 include a pre-tax charge of $67.0 million ($41.8 million after income taxes and noncontrolling interest or $2.55 per diluted share) related to the impairment of goodwill.
*** Not meaningful.

2011 Fourth Quarter Overview
Excluding the charge for the impairment of goodwill, for the fourth quarter of 2011 we had an operating loss of $2.0 million, a net loss attributable to common stockholders of $1.8 million and a net loss per diluted share of $0.17.  For the full year of 2011, excluding the charge for the impairment of goodwill, we had operating income of $14.8 million, net income attributable to common stockholders of $5.9 million and net income per diluted share of $0.31.

The decline in revenues for the 2011 fourth quarter from the 2010 fourth quarter was primarily attributable to construction contracts in Texas and Utah.  In Texas, we had lower production levels in the 2011 fourth quarter, and in Utah the results for the fourth quarter of 2010 were favorably impacted by a revision in estimated gross profits on a large joint venture project that was nearing completion.  Offsetting this decline in revenues for Texas and Utah contracts was $11.6 million in revenues attributable to J. Banicki Construction, Inc. (operating in Arizona) and Myers & Sons Construction, L.P. (operating in California), both of which were acquired in August 2011.  Gross profit and gross margins for the fourth quarter of 2011 declined substantially from fourth quarter 2010 levels due to net downward revisions of estimated revenues and gross margins on a number of construction projects, primarily in Texas.  These revisions were the result of various factors affecting a number of contracts, some positively and some negatively.  While there are several factors which caused the costs incurred and gross profits realized on our contracts to vary, sometimes substantially, from our original projections, the primary factors which caused the net charge in the fourth quarter of 2011 were:

•	onsite conditions that differed from those assumed in the original bid or contract;

•	contract or project modifications creating unanticipated costs not covered by change orders;

•	failure by our suppliers, subcontractors or customers to perform their obligations;

•	shortages of skilled workers due to the rapid expansion of our business in certain markets;

•	delays in obtaining governmental permits or approvals causing cost overruns on certain projects, including two large construction projects in Dallas that were significantly delayed by the owner; and

•	delays in quickly identifying and taking measures to address issues which arose during production.

 While the risks of cost overruns and changes in estimated contract revenues are an inherent part of the construction business, we believe that there are internal changes that we can make in order to improve the profitability of our projects and reduce the variability in profitability of our projects in the future.  We are undertaking changes in the following areas:

•	changing roles and responsibilities to improve functional support and controls;

•	developing management tools designed to improve the estimating process and increase oversight of that process;

•	implementing processes designed to better identify, evaluate and quantify risks for individual projects;

•	improving the methodologies for allocating overhead, indirect costs and equipment costs to individual projects; and

•	improving the timeliness and content of reporting available to operations management.

In addition to the factors discussed above which impact the profitability on individual projects, there are other factors which have adversely affected our ability to secure construction projects at favorable margins, most significantly the impact of the lack of a long-term, multi-year federal highway bill with adequate funding to allow states to award large, multi-year highway and bridge construction contracts.  This has adversely affected the levels of infrastructure capital expenditures in all of our markets, thereby reducing opportunities to replace backlog at reasonable margins and increasing competition for new projects.

In addition to the operational issues experienced in 2011, management determined that in some instances the periodic revisions in estimates made by operating personnel and the reviews of those estimates by management were not adequate or timely enough.  Consequently, there was a reasonable possibility that a material misstatement of our annual or interim financial statements would not be prevented or detected on a timely basis, and therefore a material weakness in internal controls existed as of December 31, 2011.

Outlook for 2012
While we expect that implementation of the internal changes discussed above will help to improve profitability in the future, we do not expect these changes alone to result in a substantial positive impact on our 2012 results.  In addition, the continuing failure of the federal government to enact an adequately funded multi-year federal highway bill is expected to adversely affect infrastructure capital expenditures in all our markets in 2012, and we expect continued pressure on our gross margins on new contract awards until this situation is alleviated.  Projects in our backlog generally take 12 to 36 months to complete.  We currently estimate that $592 million of our $741 million in backlog at December 31, 2011 will be constructed in 2012.

We expect that revenues will increase more than 25% from 2011 to 2012 as a result of the higher backlog at the end of 2011 as compared to 2010, the impact of a full year of operations for Banicki and Myers and contract awards of $144 million subsequent to December 31, 2011.  However, based on estimated gross margins in our current backlog, we expect our overall gross margins for 2012 to be lower than the 8.0% reported for 2011, and we anticipate that our net income and diluted earnings per common share of stock attributable to Sterling common stockholders for 2012 will be below the $5.9 million and $0.31 per share reported for the year ended December 31, 2011 (after excluding the $41.8 million and $2.55 per share impact of the goodwill impairment).

Strong Financial Position
Sterling is in sound financial condition.  Working capital at December 31, 2011 totaled $95 million, including $61 million of cash, cash equivalents and short-term investments.  At December 31, 2011, we had no outstanding borrowings under our credit facility.  Up to $50 million in borrowings, less a $1.8 million letter of credit, is available under the credit facility with an optional increase amount of $50 million.  Tangible net worth of $161 million at December 31, 2011 is more than adequate to support our bonding requirements.

Conference Call and Filings
Sterling’s management will hold a conference call to discuss these results and recent corporate developments, at 2:00 pm ET/1:00 pm CT today, Wednesday, March 14, 2012.  Interested parties may participate in the call by dialing (201) 493-6744 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be available on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.                                                                      Investor Relations Counsel
Pat Manning                                                                                                               The Equity Group Inc.
Chairman & Chief Executive Officer                                                                        Linda Latman212-836-9609
Elizabeth Brumley                                                                                                       Lena Cati  212-836-9611
EVP & Chief Financial Officer
281-821-9091

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenues	$113,988	$137,997	$501,156	$459,893
Cost of revenues	(110,088)	(109,246)	(461,319)	(397,188)
Gross profit	3,900	28,751	39,837	62,705
General and administrative expenses	(6,005)	(7,413)	(24,785)	(24,895)
Goodwill impairment	(67,000)	--	(67,000)	--
Direct costs of acquisitions	(29)	--	(456)	--
Provision for loss on lawsuit	--	--	(220)	--
Other income (expense)	164	-1,803	390	(1,900)
Operating income (loss)	(68,970)	19,535	(52,234)	35,910
Gain (loss) on sale of securities and other	127	(1,082)	94	(38)
Interest income	403	541	1,655	1,809
Interest expense	(286)	(296)	(1,231)	(1,187)
Income (loss) before income taxes and earnings attributable to noncontrolling interests	(68,726)	18,698	(51,716)	36,494
Income tax benefit (expense)	20,307	-5,325	17,012	(10,270)
Net income (loss)	(48,419)	13,373	(34,704)	26,224
Noncontrolling owners’ interests in loss (earnings) of subsidiaries and joint ventures	4,803	-4001	(1,196)	(7,137)
Net income (loss) attributable to Sterling common stockholders	$(43,616)	$9372	$(35,900)	$19,087
Net income (loss) per share attributable to Sterling common stockholders:
Basic	$(2.72)	$0.55	$(2.24)	$1.15
Diluted	$(2.72)	$0.54	$(2.24)	$1.13
Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,321,116	16,371,568	16,395,739	16,194,708
Diluted	16,321,116	16,582,171	16,395,739	16,563,169

CONSOLIDATED BALANCE SHEETS
As of December 31, 2011 and 2010
(Amounts in thousands, except share and per share data)

	2011	2010
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$16,371	$49,441
Short-term investments	44,855	35,752
Contracts receivable, including retainage	74,875	70,301
Costs and estimated earnings in excess of billings on uncompleted contracts	16,509	10,058
Inventories	1,922	1,479
Deferred tax asset, net	1,302	82
Receivables from and equity in construction joint ventures	6,057	6,744
Deposits and other current assets	2,132	2,472
Total current assets	164,023	176,329
Property and equipment, net	83,429	74,681
Goodwill	54,050	114,745
Other assets, net	2,329	1,376
Total assets	$303,831	$367,131
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$34,428	$37,631
Billings in excess of costs and estimated earnings on uncompleted contracts	18,583	17,807
Current maturities of long-term debt	573	73
Income taxes payable	2,013	1,493
Accrued compensation	5,329	6,920
Other current liabilities	8,359	5,127
Total current liabilities	69,285	69,051
Long-term liabilities:
Long-term debt, net of current maturities	263	336
Deferred tax liability, net	--	18,591
Other long-term liabilities	2,597	--
Total long-term liabilities	2,860	18,927
Commitments and contingencies
Obligations for noncontrolling owners' interests in subsidiaries and joint ventures	16,848	28,724
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 19,000,000 shares authorized,	163	164
16,321,116 and 16,468,369 shares issued
Treasury stock, 0 and 3,147 shares of common stock	--	--
Additional paid in capital	196,143	198,849
Retained earnings	16,509	51,553
Accumulated other comprehensive income (loss)	496	(137)
Total Sterling common stockholders’ equity	213,311	250,429
Noncontrolling interests	1,527	--
Total equity	214,838	250,429
Total liabilities and equity	$303,831	$367,131